Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Third Quarter Results Led By
Strong Sales Growth in U.S. Core and Hawthorne Gardening Company

•	U.S. Consumer sales increase 5% in Q3; segment profit increases 20%

•	‘Other’ segment sales increase 36% driven by acquisitions, organic growth in Hawthorne

•	Gross margin rate improves 250 basis points in Q3; up 120 basis points year-to-date

•	Q3 GAAP earnings of $2.53 per share, Adjusted earnings of $2.63 per share

•	Full-year Sales and Non-GAAP EPS guidance range re-affirmed

MARYSVILLE, Ohio (August 1, 2017) - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today released fiscal third quarter financial results that were driven by acquisitions as well as solid sales growth in both the U.S. Consumer business and the Hawthorne Gardening Company.

For the quarter ended July 1, 2017, company-wide reported net sales were $1.08 billion, compared with $994.1 million for the same period a year ago. GAAP income from continuing operations was $2.53 per diluted share, compared with $2.06 per share in the prior year. Non-GAAP adjusted earnings, which excluded impairment, restructuring, and the impact of the divestiture of Scotts LawnService, were $2.63 per diluted share compared with $2.16 a year ago.

“Our U.S. core business had a solid quarter, making up ground from a late break to the season and some unexpected challenges in the mass retail channel,” said Jim Hagedorn, chairman and CEO. “We also continued to see great progress with Hawthorne, which saw comparative organic sales growth of 21 percent in the quarter.

“During the third quarter we made two small acquisitions - one in the core business and one in Hawthorne - and we were opportunistic in our share repurchase activity. Execution across the organization was also strong, resulting in continued improvement in our gross margin rate, expense control and improvements in working capital management. We remain confident in the revised sales and earnings guidance we provided in June and are optimistic that we also will generate more than $300 million in operating cash flow in fiscal 2017.”

Third quarter details

Company-wide sales increased 8 percent to $1.08 billion, or 9 percent excluding the impact of foreign exchange rates. U.S. Consumer increased 5 percent to $792.2 million from $756.7 million. Europe Consumer sales declined 3 percent, but increased 2 percent when excluding the impact of foreign exchange rates, to $93.2 million. Sales in the “Other” segment increased 36 percent to $192.6 million due to the acquisitions of Botanicare and Gavita as well as year-over- year growth within The Hawthorne Gardening Company.

For the quarter, the GAAP and adjusted gross margin rate was 38.5 percent compared with 36.0 percent a year ago. The year-over-year difference was primarily attributable to lower trade program expense, lower commodity costs, and product mix. SG&A increased 13 percent to $172.0 million primarily due to the impact of acquisitions.

Equity income related to the Company’s 30 percent stake in TruGreen was $7.2 million in the quarter compared with a loss of $3.5 million a year ago. Interest expense increased roughly $5 million on a year-over-year basis to $21.8 million, reflecting increased borrowing levels. The Company said its leverage ratio at the end of the quarter was 3.0 times debt-to-EBITDA.

GAAP income from continuing operations was $151.9 million, or $2.53 per diluted share, compared with $127.0 million or $2.06 per share. Non-GAAP adjusted earnings, which excluded impairment, restructuring, as well as the impact of the divestiture of Scotts LawnService, were $157.9 million, or $2.63 per diluted share, compared with $133.8 million, or $2.16 per share.

Year-to-Date Details

Company-wide sales for the first nine months increased 4 percent to $2.53 billion, compared with $2.43 billion a year ago. Sales in the U.S. Consumer segment decreased 2 percent, to $1.88 billion. Europe Consumer declined 6 percent, or was flat when excluding the impact of foreign exchange rates, to $222.9 million. The “Other” segment increased 48 percent to $425.2 million due to acquisition and growth activity within The Hawthorne Gardening Company.

“While sales in our U.S. consumer business are behind our original expectations, there are several positive stories behind the numbers,” Hagedorn said. “Entering August, consumer purchases of our branded products in home centers and hardware stores - which constitute nearly two-thirds of our sales - were up more than 4 percent with gains in nearly every major product category. Clearly, we’ve seen challenges in the mass retail market this year due to tighter inventory management and changes in merchandising strategies. That said, we remain encouraged by the success of our new product launches this year and by the fact that consumers remained engaged in lawn and garden activities and continued to seek out our brands.”

The GAAP and adjusted gross margin rate on a year-to-date basis was 38.0 percent, compared with 36.8 percent and 37.0 percent, respectively, a year ago. SG&A was $488.8 million, a 5 percent increase from 2016, primarily related to deal costs and expenses from acquired businesses.

GAAP income from continuing operations was $252.9 million, or $4.17 per share, compared with $273.5 million or $4.40 per share. Non-GAAP adjusted earnings, which excluded impairment, restructuring, as well as the impact of the divestiture of Scotts LawnService, were $269.1 million, or $4.44 per share, compared with $251.2 million, or $4.04 per share a year ago.

Project Focus Update

The Company now expects to complete the pending sale of its European and Australian businesses in the fourth quarter and anticipates lowering its guidance for Non-GAAP adjusted earnings by approximately $0.20 per share at that time.

“Once this pending divestiture is behind us, the material changes in reconfiguration of our portfolio will largely be behind us,” Hagedorn said. “Where appropriate, we will continue to seek tuck-in acquisitions that complement our remaining portfolio, however, our bias going forward will be to return cash to shareholders. We expect to increase our quarterly dividend in the near future and will continue to be an active acquirer of our shares.”

Conference Call and Webcast Scheduled for 10:00 a.m. ET Today, August 1
The Company will discuss results during a webcast and conference call today at 10:00 a.m. Eastern Time. Conference call participants should call 866-548-2691 (Conference Code: 8843635). A live webcast of the call will be available on the investor relations section of the Company's website at http://investor.scotts.com. An archive of the webcast, as well as any accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will remain available for at least 12 months. In addition, a replay of the call can be heard by calling 888-203-1112. The replay will be available for 30 days.

About ScottsMiracle-Gro
The Scotts Miracle-Gro Company is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed near worldwide by Scotts and owned by Monsanto. We also maintain a minority interest in TruGreen®, the largest residential lawn care service business, and in Bonnie Plants®, the largest marketer of edible gardening plants in retail channels. The Company’s wholly-owned subsidiary, the Hawthorne Gardening Company, is also a leading provider of nutrients, lighting and other materials used in the hydroponic growing industry. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Disruptions in availability or increases in the prices of raw materials and fuel costs could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Climate change and unfavorable weather conditions could adversely impact financial results;

•	The Company’s international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	In the event of termination of the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 27% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•
The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended			Nine Months Ended
	Footnotes	July 1, 2017	July 2, 2016	% Change	July 1, 2017	July 2, 2016	% Change
Net sales		$1,078.0	$994.1	8%	$2,528.2	$2,433.8	4%
Cost of sales		662.8	636.3		1,566.5	1,532.6
Cost of sales—impairment, restructuring and other		—	0.4		—	5.5
Gross profit		415.2	357.4	16%	961.7	895.7	7%
% of sales		38.5%	36.0%		38.0%	36.8%
Operating expenses:
Selling, general and administrative		172.0	151.9	13%	488.8	466.1	5%
Impairment, restructuring and other		4.1	(5.8)		8.8	(51.7)
Other income, net		(6.5)	(5.6)		(12.5)	(7.1)
Income from operations		245.6	216.9	13%	476.6	488.4	(2)%
% of sales		22.8%	21.8%		18.9%	20.1%
Equity in (income) loss of unconsolidated affiliates	(3)	(7.2)	3.5		30.1	3.5
Costs related to refinancing		—	—		—	8.8
Interest expense		21.8	16.9		58.9	52.3
Income from continuing operations before income taxes		231.0	196.5	18%	387.6	423.8	(9)%
Income tax expense from continuing operations		79.1	69.5		134.7	150.3
Income from continuing operations		151.9	127.0	20%	252.9	273.5	(8)%
Income (loss) from discontinued operations, net of tax	(3)	—	85.7		(0.6)	68.2
Net income		$151.9	$212.7		$252.3	$341.7
Net (income) loss attributable to noncontrolling interest		—	0.4		(0.5)	0.2
Net income attributable to controlling interest		$151.9	$213.1		$251.8	$341.9

Basic income per common share:	(1)
Income from continuing operations		$2.57	$2.09	23%	$4.23	$4.46	(5)%
Income (loss) from discontinued operations		—	1.40		(0.01)	1.11
Net income		$2.57	$3.49		$4.22	$5.57

Diluted income per common share:	(2)
Income from continuing operations		$2.53	$2.06	23%	$4.17	$4.40	(5)%
Income (loss) from discontinued operations		—	1.38		(0.01)	1.10
Net income		$2.53	$3.44		$4.16	$5.50

Common shares used in basic income (loss) per share calculation		59.2	61.1	(3)%	59.7	61.3	(3)%
Common shares and potential common shares used in diluted income (loss) per share calculation		60.0	61.9	(3)%	60.6	62.2	(3)%

Non-GAAP results:
Adjusted net income attributable to controlling interest from continuing operations	(4)	$157.9	$134.5	17%	$269.1	$260.6	3%
Adjusted diluted income per common share from continuing operations	(2) (4)	$2.63	$2.17	21%	$4.44	$4.19	6%
SLS Divestiture adjusted income	(3) (4)	$157.9	$133.8	18%	$269.1	$251.2	7%
SLS Divestiture adjusted income per common share	(3) (4)	$2.63	$2.16	22%	$4.44	$4.04	10%
Adjusted EBITDA	(4)	$288.1	$244.5	18%	$555.0	$511.8	8%
Note: See accompanying footnotes on page 10

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)

The Company divides its business into three reportable segments: U.S. Consumer, Europe Consumer and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business located in the geographic United States. Europe Consumer consists of the Company’s consumer lawn and garden business located in geographic Europe. Other consists of the Company’s consumer lawn and garden business in geographies other than the U.S. and Europe, the Company’s indoor, urban and hydroponic gardening business, and revenues and expenses associated with the Company’s supply agreements with Israel Chemicals, Ltd. Corporate consists of general and administrative expenses and certain other income/expense items not allocated to the business segments. This division of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company.

Segment performance is evaluated based on several factors, including income (loss) from continuing operations before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”), which is a non-GAAP financial measure. Senior management uses this measure of profit (loss) to evaluate segment performance because the Company believes this measure is indicative of performance trends and the overall earnings potential of each segment.

	Three Months Ended			Nine Months Ended
	July 1, 2017	July 2, 2016	% Change	July 1, 2017	July 2, 2016	% Change
Net Sales:
U.S. Consumer	$792.2	$756.7	5%	$1,880.1	$1,909.6	(2)%
Europe Consumer	93.2	96.2	(3)%	222.9	236.9	(6)%
Other	192.6	141.2	36%	425.2	287.3	48%
Consolidated	$1,078.0	$994.1	8%	$2,528.2	$2,433.8	4%

Segment Profit (Loss) (Non-GAAP):
U.S. Consumer	$246.6	$205.8	20%	$522.5	$487.6	7%
Europe Consumer	13.3	11.8	13%	23.2	24.2	(4)%
Other	23.8	11.9	100%	44.5	17.0	162%
Total Segment Profit (Non-GAAP)	283.7	229.5		590.2	528.8
Corporate	(28.1)	(13.8)		(87.0)	(73.9)
Intangible asset amortization	(5.9)	(4.4)		(17.8)	(12.6)
Impairment, restructuring and other	(4.1)	(11.4)		(8.8)	29.1
Equity in income (loss) of unconsolidated affiliates(a)	7.2	13.5		(30.1)	13.5
Costs related to refinancing	—	—		—	(8.8)
Interest expense	(21.8)	(16.9)		(58.9)	(52.3)
Income from continuing operations before income taxes (GAAP)	$231.0	$196.5	18%	$387.6	$423.8	(9)%

(a)
Included within equity in income (loss) of unconsolidated affiliates for the three and nine months ended July 1, 2017 are charges of $5.0 million and $16.7 million, respectively, which represent the Company’s share of restructuring and other charges incurred by the TruGreen Joint Venture. For the three and nine months ended July 2, 2016, the Company’s share of restructuring and other charges incurred by the TruGreen Joint Venture of $17.0 million were included within impairment, restructuring and other above.

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	Footnotes	July 1, 2017	July 2, 2016	September 30, 2016

ASSETS
Current assets:
Cash and cash equivalents		$119.1	$77.2	$50.1
Accounts receivable, net		752.1	794.8	371.1
Inventories		466.6	469.9	448.2
Prepaid and other current assets		146.5	139.2	122.3
Total current assets		1,484.3	1,481.1	991.7
Investment in unconsolidated affiliates		65.7	94.4	101.0
Property, plant and equipment, net		460.8	449.6	470.8
Goodwill		408.7	346.0	373.2
Intangible assets, net		806.6	750.6	750.9
Other assets	(5)	121.4	131.8	115.2
Total assets		$3,347.5	$3,253.5	$2,802.8
LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt		$289.1	$382.5	$185.0
Accounts payable		224.0	249.5	165.9
Other current liabilities		327.4	359.2	242.2
Total current liabilities		840.5	991.2	593.1
Long-term debt	(5)	1,419.7	1,124.1	1,125.1
Other liabilities		344.3	306.0	350.3
Total liabilities		2,604.5	2,421.3	2,068.5
Equity		743.0	832.2	734.3
Total liabilities and equity		$3,347.5	$3,253.5	$2,802.8

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

		Three Months Ended July 1, 2017				Three Months Ended July 2, 2016
	Footnotes	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Adjusted (Non-GAAP)	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Adjusted (Non-GAAP)
Gross profit		$415.2	$—	$—	$415.2	$357.4	$—	$(0.2)	$357.6
Gross profit as a % of sales		38.5%			38.5%	36.0%			36.0%
Income from operations		245.6	—	(4.1)	249.7	216.9	—	5.6	211.3
Income from operations as a % of sales		22.8%			23.2%	21.8%			21.3%
Equity in (income) loss of unconsolidated affiliates	(3)	(7.2)	—	5.0	(12.2)	3.5	—	17.0	(13.5)
Income from continuing operations before income taxes		231.0	—	(9.1)	240.1	196.5	—	(11.4)	207.9
Income tax expense from continuing operations		79.1	—	(3.1)	82.2	69.5	—	(4.3)	73.8
Income from continuing operations		151.9	—	(6.0)	157.9	127.0	—	(7.1)	134.1
Net income attributable to controlling interest		151.9	—	(6.0)	157.9	213.1	85.7	(7.1)	134.5
Diluted income per common share from continuing operations		2.53	—	(0.10)	2.63	2.06	—	(0.11)	2.17

Calculation of Adjusted EBITDA (4):	Three Months Ended July 1, 2017	Three Months Ended July 2, 2016
Net income (GAAP)	$151.9	$212.7
Income tax expense from continuing operations	79.1	69.5
Income tax expense (benefit) from discontinued operations	(0.1)	55.8
Gain on contribution of SLS Business, net of tax	—	(86.4)
Income tax expense from gain on contribution of SLS Business	—	(56.2)
Interest expense	21.8	16.9
Depreciation	13.8	12.9
Amortization	6.1	4.6
Impairment, restructuring and other from continuing operations	9.1	11.4
Impairment, restructuring and other from discontinued operations	0.1	—
Expense on certain leases	0.9	0.9
Share-based compensation expense	5.4	2.4
Adjusted EBITDA (Non-GAAP)	$288.1	$244.5

Note: See accompanying footnotes on page 10
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

		Nine Months Ended July 1, 2017				Nine Months Ended July 2, 2016
	Footnotes	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Adjusted (Non-GAAP)	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Costs Related to Refinancing	Adjusted (Non-GAAP)
Gross profit		$961.7	$—	$—	$961.7	$895.7	$—	$(5.6)	$—	$901.3
Gross profit as a % of sales		38.0%			38.0%	36.8%				37.0%
Income from operations		476.6	—	(8.8)	485.4	488.4	—	46.1	—	442.3
Income from operations as a % of sales		18.9%			19.2%	20.1%				18.2%
Equity in (income) loss of unconsolidated affiliates	(3)	30.1	—	16.7	13.4	3.5	—	17.0	—	(13.5)
Income from continuing operations before income taxes		387.6	—	(25.5)	413.1	423.8	—	29.1	(8.8)	403.5
Income tax expense from continuing operations		134.7	—	(8.8)	143.5	150.3	—	10.3	(3.1)	143.1
Income from continuing operations		252.9	—	(16.7)	269.6	273.5	—	18.8	(5.7)	260.4
Net income attributable to controlling interest		251.8	(0.6)	(16.7)	269.1	341.9	68.2	18.8	(5.7)	260.6
Diluted income per common share from continuing operations		4.17	—	(0.28)	4.44	4.40	—	0.30	(0.09)	4.19

Calculation of Adjusted EBITDA (4):	Nine Months Ended July 1, 2017	Nine Months Ended July 2, 2016
Net income (GAAP)	$252.3	$341.7
Income tax expense from continuing operations	134.7	150.3
Income tax expense (benefit) from discontinued operations	(0.5)	46.1
Gain on contribution of SLS Business, net of tax	—	(86.4)
Income tax expense from gain on contribution of SLS Business	—	(56.2)
Adjustment to gain on contribution of SLS Business, net of tax	0.2	—
Adjustment to income tax expense from gain on contribution of SLS Business	0.1	—
Costs related to refinancing	—	8.8
Interest expense	58.9	52.3
Depreciation	41.4	40.2
Amortization	18.4	14.1
Impairment, restructuring and other from continuing operations	25.5	(29.1)
Impairment, restructuring and other from discontinued operations	0.8	13.6
Expense on certain leases	2.7	2.7
Share-based compensation expense	20.5	13.7
Adjusted EBITDA (Non-GAAP)	$555.0	$511.8

Note: See accompanying footnotes on page 10
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Calculation of SLS Divestiture adjusted income:
Reported income from continuing operations (GAAP)	$151.9	$127.0	$252.9	$273.5
Net (income) loss attributable to noncontrolling interest	—	0.4	(0.5)	0.2
Net income attributable to controlling interest from continuing operations	151.9	127.4	252.4	273.7
Impairment, restructuring and other	9.1	11.4	25.5	(29.1)
Costs related to refinancing	—	—	—	8.8
Adjustment to income tax (expense) benefit from continuing operations	(3.1)	(4.3)	(8.8)	7.2
Adjusted net income attributable to controlling interest from continuing operations (Non-GAAP)	157.9	134.5	269.1	260.6
Income (loss) from discontinued operations from SLS Business	(0.1)	141.5	(1.1)	114.3
Gain on contribution of SLS Business	—	(142.6)	—	(142.6)
Adjustment to gain on contribution of SLS Business	—	—	0.3	—
Impairment, restructuring and other from SLS Business in discontinued operations	0.1	—	0.8	13.6
Adjustment to income tax benefit from discontinued operations	—	0.4	—	5.3
Adjusted loss from SLS Business in discontinued operations, net of tax	—	(0.7)	—	(9.4)
SLS Divestiture adjusted income (Non-GAAP)	$157.9	$133.8	$269.1	$251.2

Reported diluted income per common share from continuing operations (GAAP)	$2.53	$2.06	$4.17	$4.40
Impairment, restructuring and other	0.15	0.18	0.42	(0.47)
Costs related to refinancing	—	—	—	0.14
Adjustment to income tax (expense) benefit from continuing operations	(0.05)	(0.07)	(0.15)	0.12
Adjusted diluted income per common share from continuing operations (Non-GAAP)	2.63	2.17	4.44	4.19
Income (loss) from discontinued operations from SLS Business	—	2.29	(0.02)	1.84
Gain on contribution of SLS Business	—	(2.30)	—	(2.29)
Adjustment to gain on contribution of SLS Business	—	—	—	—
Impairment, restructuring and other from SLS Business in discontinued operations	—	—	0.01	0.22
Adjustment to income tax benefit from discontinued operations	—	0.01	—	0.09
Adjusted diluted loss from SLS Business in discontinued operations, net of tax	—	(0.01)	—	(0.15)
SLS Divestiture adjusted income per common share (Non-GAAP)	$2.63	$2.16	$4.44	$4.04
Common shares and potential common shares used in SLS Divestiture adjusted income per share calculation	60.0	61.9	60.6	62.2

Note: See accompanying footnotes on page 10
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares outstanding during the period.

(2)
Diluted income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares, plus all potential dilutive securities (common stock options, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)
On April 13, 2016, pursuant to the terms of the Contribution and Distribution Agreement, by and among the Company and TruGreen Holding Corporation (“TruGreen Holdings”), the Company completed the contribution of the Scotts LawnService® business (the “SLS Business”) to a newly formed subsidiary of TruGreen Holdings (the “TruGreen Joint Venture”) in exchange for a minority equity interest of 30% in the TruGreen Joint Venture. As a result, effective in its second quarter of fiscal 2016, the Company classified its results of operations for all periods presented to reflect the SLS Business as a discontinued operation and classified the assets and liabilities of the SLS Business as held for sale. The Company’s 30% interest in the TruGreen Joint Venture has been accounted for using the equity method of accounting, with the Company's proportionate share of the TruGreen Joint Venture earnings reflected in the consolidated statements of operations.

(4)	Reconciliation of Non-GAAP Measures

Use of Non-GAAP Measures

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables above.These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company, limiting the usefulness of those measures for comparative purposes.

In addition to GAAP measures, management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning and determine incentive compensation because it believes that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of the Company’s underlying, ongoing business.

Management believes that these non-GAAP financial measures are useful to investors in their assessment of operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, management has determined that it is appropriate to make this data available to all investors. Non-GAAP financial measures exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance.

Exclusions from Non-GAAP Financial Measures

Non-GAAP financial measures reflect adjustments based on the following items:

•
Impairments, which are excluded because they do not occur in or reflect the ordinary course of the Company’s ongoing business operations and their exclusion results in a metric that provides supplemental information about the sustainability of operating performance.

•
Restructuring and employee severance costs, which include charges for discrete projects or transactions that fundamentally change the Company’s operations and are excluded because they are not part of the ongoing operations of its underlying business, which includes normal levels of reinvestment in the business.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

•
Costs related to refinancing, which are excluded because they do not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these types of charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.

•
Charges or credits incurred by the TruGreen Joint Venture that are apart from and not indicative of the results of its ongoing operations, including transaction related costs, restructurings and other discrete projects or transactions including a non-cash purchase accounting fair value write down adjustment related to deferred revenue and advertising (“TruGreen Joint Venture non-GAAP adjustments”).

•
Discontinued operations and other unusual items, which include costs or gains related to discrete projects or transactions and are excluded because they are not comparable from one period to the next and are not part of the ongoing operations of the Company’s underlying business.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded.

Definitions of Non-GAAP Financial Measures

The reconciliations of non-GAAP disclosure items includes the following financial measures that are not calculated in accordance with GAAP and are utilized by management in evaluating the performance of the business, engaging in financial and operational planning, the determination of incentive compensation, and by investors and analysts in evaluating performance of the business:

Adjusted gross profit: Gross profit excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from operations: Income (loss) from operations excluding impairment, restructuring and other charges / recoveries.
Adjusted equity in income (loss) of unconsolidated affiliates: Equity in income (loss) of unconsolidated affiliates excluding TruGreen Joint Venture non-GAAP adjustments.
Adjusted income (loss) from continuing operations before income taxes: Income (loss) from continuing operations before income taxes excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments.
Adjusted income tax expense (benefit) from continuing operations: Income tax expense (benefit) from continuing operations excluding the tax effect of impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments.
Adjusted income (loss) from continuing operations: Income (loss) from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax.
Adjusted net income (loss) attributable to controlling interest from continuing operations: Net income (loss) attributable to controlling interest excluding impairment, restructuring and other charges / recoveries, costs related to refinancing, TruGreen Joint Venture non-GAAP adjustments and discontinued operations, each net of tax.
Adjusted diluted income (loss) per common share from continuing operations: Diluted income (loss) per common share from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax.
SLS Divestiture adjusted income (loss): Net income (loss) from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax. This measure also includes income (loss) from discontinued operations related to the SLS Business; however, excludes the gain on the contribution of the SLS Business to the TruGreen Joint Venture, each net of tax.
SLS Divestiture adjusted income (loss) per common share: Diluted net income (loss) per common share excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax. This measure also includes income (loss) from discontinued operations related to the SLS Business; however, excludes the gain on the contribution of the SLS Business to the TruGreen Joint Venture, each net of tax.
Adjusted EBITDA: Net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). The presentation of adjusted EBITDA is intended to be consistent with the calculation of that measure as required by the Company’s borrowing arrangements,

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

and used to calculate a leverage ratio (maximum of 4.50 at December 31, 2016) and an interest coverage ratio (minimum of 3.00 for the twelve months ended December 31, 2016).

For the three and nine months ended July 1, 2017, the Company incurred costs of $4.1 million and $8.8 million, respectively, as compared to (recoveries) costs of $(0.3) million and $2.3 million for the three and nine months ended July 2, 2016, respectively, related to Project Focus transaction activity within the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations. The Company also incurred TruGreen Joint Venture non-GAAP adjustments of $5.0 million and $16.7 million for the three and nine months ended July 1, 2017, respectively, within the “Equity in (income) loss of unconsolidated affiliates” line in the Condensed Consolidated Statements of Operations.

For the three and nine months ended July 2, 2016, the Company incurred $0.5 million and $6.9 million, respectively, in costs related to consumer complaints and claims related to the reformulated Bonus® S fertilizer product sold in the southeastern United States during fiscal 2015 within the “Impairment, restructuring and other” and the “Cost of sales—impairment, restructuring and other” lines in the Condensed Consolidated Statements of Operations. Additionally, the Company recorded offsetting insurance reimbursement recoveries of $5.9 million and $55.9 million for the three and nine months ended July 2, 2016, respectively, within the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

Forward Looking Non-GAAP Measures

In this earnings release, the Company presents its outlook for fiscal 2017 non-GAAP adjusted EPS. The Company does not provide a GAAP EPS outlook, which is the most directly comparable GAAP measure to non-GAAP adjusted EPS, because changes in the items that the Company excludes from GAAP EPS to calculate non-GAAP adjusted EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast the excluded items for internal use and therefore cannot create or rely on a GAAP EPS outlook without unreasonable efforts. The timing and amount of any of the excluded items could significantly impact the Company’s GAAP EPS. As a result, the Company does not provide a reconciliation of guidance for non-GAAP adjusted EPS to GAAP EPS, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

(5)
In April 2015, the FASB issued an accounting standard update that requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the corresponding debt liability rather than as an asset; however debt issuance costs relating to revolving credit facilities will remain in other assets. The Company adopted this guidance on a retrospective basis effective October 1, 2016. As a result, debt issuance costs totaling $6.2 million and $6.0 million have been presented as a component of the carrying amount of long-term debt in the Condensed Consolidated Balance Sheets as of July 2, 2016 and September 30, 2016, respectively. These amounts were previously reported within other assets.